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                                                                    EXHIBIT 99.1



                                                   For Immediate Release; ISV-01
                                   Company Contact: Sandra Heine, (510) 865-8800
                     Investor Relations Contact: Core Communications Group, Inc.
                    Robert Ferri (SF), (415) 331-7003, rferri@nextwavestocks.com
              Joshua Z. Levine (NY), (516) 487-8322, jzlevine@nextwavestocks.com




           INSITE VISION (AMEX: ISV) LICENSES NOVEL GLAUCOMA TREATMENT
                              TO PHARMACIA & UPJOHN


(ALAMEDA, CA, January 28, 1999) InSite Vision Incorporated (AMEX: ISV) today announced that it has signed an agreement to license ISV-205, a product candidate for the treatment of glaucoma, to Pharmacia & Upjohn, Inc. (NYSE:
PNU). Under the terms of the license agreement, Pharmacia & Upjohn will assume responsibility for the development of ISV-205 upon completion of Phase II studies currently being conducted by InSite Vision.

ISV-205 contains diclofenac, a non-steroidal anti-inflammatory drug (NSAID) delivered to the eye using InSite Vision's proprietary sustained-release DuraSite(R) technology. Diclofenac has been shown in cell and organ culture systems to inhibit the production of a protein that appears to block the outflow of fluid from the eye. Glaucoma is believed to result when the flow of fluid through the eye is impaired resulting in increased intraocular pressure (IOP).

"With this transaction, InSite Vision has reached an important milestone in the development of ISV-205 and the company's financial future," said S. Kumar Chandrasekaran, Ph.D., InSite Vision's Chairman and Chief Executive Officer. "This development enables us to continue independently the commercialization of our important genetic diagnostic testing products with the advantage of increased financial stability."

The transaction also provides InSite Vision with an immediate equity investment from Pharmacia & Upjohn; the potential for future equity investments based on achievement of certain milestones, payments for on-going technical support and royalty payments on product sales should the product candidate be successfully commercialized.

"Although InSite Vision will provide technical support to Pharmacia & Upjohn, this arrangement will permit a substantial reduction in the company's research and administration expenditures," Dr. Chandrasekaran said. He estimated a net expenditure reduction of $3.2 million in 1999 representing about one third of estimated 1998 expenditures.

"InSite can now devote more resources to, and concentrate on, completing development of its important genetic tests for the diagnosis and prognosis of glaucoma which are not part of the Pharmacia & Upjohn agreement," Dr. Chandrasekaran said. "We believe that our diagnostic tests will significantly enhance the management of large numbers of glaucoma patients, and have substantial value. In addition, our genetic technologies have applications in drug discovery, as well as other areas."



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InSite Vision is an ophthalmic product development company focused on genetic research for diagnosis and prognosis of glaucoma and a novel glaucoma treatment drug using its proprietary DuraSite(R) technology.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties including the results of preclinical and clinical studies and determinations by the U.S. Food and Drug Administration, as well as the Risk Factors listed from time to time in the Company's SEC filings including, but not limited to, its Form 10-Q for the quarter ended September 30, 1998.

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